Exhibit 10.3

FOURTH AMENDMENT TO FINANCING AGREEMENT

AND WAIVER

THIS FOURTH AMENDMENT TO FINANCING AGREEMENT AND WAIVER, dated as of May 27, 2005 (this “Amendment”), is made between CYBEX INTERNATIONAL, INC., a New York corporation (the “Borrower”), and THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation (“CIT”).

RECITALS:

A. The Borrower and CIT are parties to that certain Financing Agreement, dated as of July 16, 2003, as amended (as amended, modified, restated or supplemented from time to time, the “Financing Agreement”), pursuant to which, among other things, CIT extended to the Borrower a revolving credit and term loan facility.

B. The Borrower has requested: (i) that the Financing Agreement be amended, (ii) that the Term Loan be increased and (iii) CIT waive compliance with Paragraph 4.6 of the Financing Agreement with respect to the Fiscal Year ended December 31, 2004.

C. CIT has agreed to such request, upon the terms and subject to the conditions and limitations set forth herein, and, to accomplish the foregoing, the Borrower and CIT have agreed to execute this Amendment.

D. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Financing Agreement as amended hereby, unless otherwise defined herein.

AGREEMENTS:

Accordingly, in consideration of the premises and the mutual covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS

1.1 The definitions of “Anniversary Date”, “Domestic Letter of Credit Sub-Line”, “Early Termination Fee”, “Line of Credit”, “Standby Letter of Credit Sub-Line” and “Term Loan” in Section 1 of the Financing Agreement, Definitions, are hereby amended in their entirety to read as follows:

“Anniversary Date shall mean June 30, 2008 and the same date in every year thereafter.”

“Documentary Letter of Credit Sub-Line shall mean the commitment of CIT to assist the Company in obtaining documentary Letters of Credit, pursuant to Section 5 hereof, in an aggregate amount of $6,000,000.00.”

“Early Termination Fee shall: (a) mean the fee CIT is entitled to charge the Company in the event the Company terminates the Revolving Line of Credit or this Financing Agreement on a date prior to an Anniversary Date; and (b) be determined by multiplying the Revolving Line of Credit by (x) one percent (1%) if the Early Termination Date occurs on or before June 30, 2007; and (y) zero percent (0%) if the Early Termination Date occurs thereafter.”

“Line of Credit shall mean the aggregate commitment of CIT to (a) make Revolving Loans pursuant to Section 3 of this Financing Agreement (b) assist the Company in opening Letters of Credit pursuant to Section 5 of this Financing Agreement and (c) make the Term Loan pursuant to Section 4 of this Financing Agreement, in the aggregate amount equal to $20,250,000.00.”

“Standby Letter of Credit Sub-Line shall mean the commitment of CIT to assist the Company in obtaining standby Letters of Credit, pursuant to Section 5 hereof, in an aggregate amount of $6,000,000.00.”

“Term Loan shall mean the term loan in the principal amount of $6,250,000.00 made by CIT pursuant to, and repayable in accordance with, the provisions of Section 4 of this Financing Agreement.”

1.2 The following new definitions of “Fourth Amendment” and “Fourth Amendment Effective Date” are hereby inserted in Section 1 of the Financing Agreement, Definitions, in the appropriate alphabetical order:

“Fourth Amendment shall mean the Fourth Amendment to Financing Agreement and Waiver, dated as of May 27, 2005, between the Company and CIT.”

“Fourth Amendment Effective Date shall mean the meaning set forth in the Fourth Amendment.”

1.3 Exhibit A to the Financing Agreement is hereby deleted in its entirety and Exhibit A attached hereto is inserted in lieu thereof

1.4 Paragraphs 4.2 and 4.3 of Section 4 of the Financing Agreement, Term Loan, are hereby deleted in their entirety and the following inserted in lieu thereof:

“4.2 Upon receipt of such Term Loan Promissory Note on the Fourth Amendment Effective Date, CIT hereby agrees to extend to the Company the Term Loan in the principal amount of $6,250,000.00.

4.3 The principal amount of the Term Loan shall be repaid to CIT by the Company by: (i) eleven (11) equal quarterly principal installments of $390,625.00 each, followed by (ii) one (1) installment of $1,953,125.00, whereof the first installment shall be due and payable on September 30, 2005 and the subsequent installments shall be due and payable on the last day of each calendar quarter thereafter until paid in full.”

1.5 The following new sentence is hereby added at the end of Paragraph 6.8 of Section 6, Collateral:

“Except that which may have occurred on or prior to the Fourth Amendment Effective Date, the Company agrees that it will not without CIT’s prior written consent: (i) sell, license, assign, transfer or otherwise dispose of any of the Company’s Patents, Trademarks, tradenames, service marks, Copyrights, brand names, trade names, logos and other trade designations, (ii) enter into any agreement which is inconsistent with the Company’s duties under this Financing Agreement, and (iii) take any action, or permit any action to be taken by others subject to its control, including licensees, or fail to take any action, which would affect the validity and enforcement of the rights granted to CIT under this Financing Agreement.”

1.6 Paragraph 7.9(g) of Section 7 of the Financing Agreement, Representations, Warranties and Covenants, is hereby deleted in its entirety and the following inserted in lieu thereof:

“(a)	Declare or pay any dividend or distributions of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding (other than the payment of accrued dividends and interest to UM Holdings Ltd. upon the conversion of the Preferred Stock held by UM Holdings Ltd. required in connection with the Common Stock Issuance; provided, that such dividends and interest shall not exceed $900,000 in the aggregate and shall be paid solely from the proceeds of the Common Stock Issuance);”

1.7 Paragraph 12.6(A) of Section 12 of the Financing Agreement, Miscellaneous, is hereby deleted in its entirety and the following inserted in lieu thereof:

“(A) if to CIT, at:

The CIT Group/Business Credit, Inc.

900 Ashwood Parkway, Suite 610

Atlanta, Georgia 30338

Attn: Regional Credit Manager

Fax No.: (770) 522-7673”

1.8 The Financing Agreement and each of the other Loan Documents are amended to provide that any reference to the Financing Agreement in the Loan Documents or any of the other Loan Documents shall mean the Financing Agreement as previously amended and as amended by this Amendment, and as it may be further amended, modified, restated or supplemented from time to time.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to CIT as follows:

2.1 Compliance with Financing Agreement and Other Loan Documents. After giving effect to this Amendment, the Borrower is in compliance with all of the terms and provisions set forth in the Financing Agreement and in the other Loan Documents to be observed or performed by the Borrower.

2.2 Representations in Financing Agreement and Other Loan Documents. The representations and warranties of the Borrower set forth in the Financing Agreement and the other Loan Documents are true and correct in all material respects.

2.3 No Event of Default. No Default or Event of Default exists under the Financing Agreement and the other Loan Documents.

2.4 Authority. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of its agreements and obligations under this Amendment and the Financing Agreement (i) are within the corporate authority of the Borrower, (ii) have been duly authorized by all necessary corporate action of the Borrower, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower and (iv) do not conflict with the terms of any provision of the corporate charter or by-laws of the Borrower, or any material agreement or other material instrument binding upon the Borrower.

2.5 Binding Obligation. This Amendment and the other Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

2.6 Corporate Documents. The articles of incorporation or other charter document and the bylaws of each of the Borrower and the Guarantors have not been amended or modified since the Closing Date.

ARTICLE III

WAIVER

3.1 Waiver. CIT hereby waives compliance with Paragraph 4.6 of the Financing Agreement, Additional Provisions for Term Loan, which requires the Borrower to make a Mandatory Prepayment of Surplus Cash within ninety (90) days of the end of each Fiscal Year, solely with respect to the Fiscal Year ended December 31, 2004 and further confirms that (i) the foregoing shall not constitute a Default or an Event of Default under the Financing Agreement and (ii) CIT waives any and all rights CIT may have to accelerate any of the Obligations and exercise any other remedies against the Borrower or the Collateral as a result thereof.

3.2 Effect of Waiver. CIT’s waiver set forth in Section 3.1 hereof shall not constitute (a) a waiver of, or affect or diminish in any way, any of CIT’s rights under the Financing Agreement or the other Loan Documents; (b) an amendment, modification or alteration of the Financing Agreement or the other Loan Documents; or (c) a course of dealing or a waiver of the CIT’s right to withhold its consent for any similar request in the future.

3.3 Acknowledgment of Borrower. The Borrower acknowledges that the waiver of CIT set forth in Section 3.1 hereof is granted to the Borrower in this particular instance in light of the facts and circumstances that presently exist.

ARTICLE IV

CONDITIONS PRECEDENT

This Amendment shall become effective and be deemed effective as of the date hereof (the “Fourth Amendment Effective Date”) upon the satisfaction by the Borrower or waiver by CIT of the following conditions precedent:

(a) Receipt by CIT of this Amendment, duly executed by the Borrower, and consented to by each of the Guarantors;

(b) Receipt by CIT of an Amended and Restated Term Loan Promissory Note in the form of Exhibit A attached hereto and made a part hereof, duly executed by the Borrower;

(c) No Default or Event of Default shall have occurred and no material adverse change shall have occurred in the financial condition, business, prospects, profits, operations or assets of the Borrower or the Guarantors or their respective subsidiaries;

(d) To induce CIT to consummate the transactions contemplated by this Amendment, receipt by CIT of a fee from the Borrower in the amount of TEN THOUSAND AND NO/100 DOLLARS ($10,000.00), which shall be charged to the Revolving Loan Account as of the date hereof; and

(e) Receipt by CIT of such other documents, instruments, and agreements as CIT and its counsel may reasonably request.

ARTICLE V

MISCELLANEOUS

5.1 Full Force and Effect. As expressly amended hereby, the Financing Agreement shall continue in full force and effect in accordance with the provisions thereof. As used in the Financing Agreement, “hereinafter”, “hereto”, “hereof” or words of similar import, shall, unless the context otherwise requires, mean the Financing Agreement as amended by this Amendment.

5.2 Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York.

5.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one and the same instrument.

5.4 Expenses. The Borrower shall reimburse CIT for all reasonable legal fees (including fees for the use of CIT’s in-house counsel) and expenses, all recordation, filing, and other fees and expenses incurred by CIT in connection with the preparation, negotiation, execution and delivery of this Amendment and all other agreements and documents or contemplated hereby.

5.5 Headings. The headings in this Amendment are for the purpose of reference only and shall not affect the construction of this Amendment.

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5.6 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND CIT EACH WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AMENDMENT, THE FINANCING AGREEMENT OR THE OTHER LOAN DOCUMENTS.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

CYBEX INTERNATIONAL, INC.

By:	/s/ Arthur W. Hicks, Jr.
Name:	Arthur W. Hicks, Jr.
Title:	Chief Financial Officer

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ John C. McIntyre
Name:	John C. McIntyre
Title:	Vice President

EXHIBIT A

AMENDED AND RESTATED TERM LOAN PROMISSORY NOTE

May 27, 2005

$6,250,000.00

FOR VALUE RECEIVED, the undersigned, CYBEX INTERNATIONAL, INC., a New York corporation (the “Company”), promises to pay to the order of THE CIT GROUP/BUSINESS CREDIT, INC. (herein “CIT”) at its office located at 900 Ashwood Parkway, Suite 610, Atlanta, Georgia 30338 in lawful money of the United States of America and in immediately available funds, the principal amount of SIX MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($6,250,000.00) as follows: 1) eleven (11) equal quarterly principal installments of $390,625.00, followed by 2) one (1) final principal installment of $1,953,125.00, whereof the first such installment shall be due and payable on September 30, 2005 and subsequent installments shall be due and payable on the last Business Day of each calendar quarter thereafter until this Amended and Restated Term Loan Promissory Note is paid in full.

The Company further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof on the date and at the rate specified in Section 8 of the Financing Agreement, dated July 16, 2003, as amended, between the Company and CIT (as amended on the date hereof and as otherwise amended, supplemented, restated or modified from time to time, the “Financing Agreement”). Capitalized terms used herein and defined in the Financing Agreement shall have the same meanings as set forth therein unless otherwise specifically defined herein.

If any payment on this Amended and Restated Term Loan Promissory Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

This Amended and Restated Term Loan Promissory Note shall amend, replace and supercede in its entirety that certain Term Loan Promissory Note, dated July 13, 2004, in the original principal amount of $4,000,000.00 executed by the Company to the order of CIT (the “Old Promissory Note”) and is given in substitution thereof, and not in payment therefor, all as more fully set forth in that certain Fourth Amendment to Financing Agreement and Waiver of even date herewith between the Company and CIT (the “Fourth Amendment”) and is the Term Loan Promissory Note referred to in the Financing Agreement, evidences the Term Loan thereunder (as amended and increased by the Fourth Amendment), and is subject to, and entitled to, all provisions and benefits thereof and is subject to optional and mandatory prepayment, in whole or in part, as provided therein.

The execution of this Amended and Restated Term Loan Promissory Note shall not effectuate a novation or extinguishment of the Company’s Obligations under the Old Promissory Note. The principal amount of this Amended and Restated Term Loan Promissory Note includes the portion of the outstanding principal balance of the Old Promissory Note that has not been repaid and remains outstanding on the date hereof.

Upon the occurrence of any Event of Default specified in the Financing Agreement or upon termination of the Financing Agreement, all amounts then remaining unpaid on this Amended and Restated Term Loan Promissory Note may become, or be declared to be, at the sole election of CIT, immediately due and payable as provided in the Financing Agreement.

CYBEX INTERNATIONAL, INC.

By:
Name:
Title: